Proff of Payment
                 Investment Company Blanket Bond

                        Valley Forge Fund
                      1375 Anthony Wayne Dr.
                         Wayne, PA 19087


Check number 2472 for $1,119 was written and mailed on October 16,2006 to Liftman Insurance Company to pay for the Valley Forge Fund Policy No. 6214326 that is now effective from 10/24/2006 to 10/24/2007. This Bond was issued by the National Union Fire Insurance Company.

If this information is not sufficient to verify payment. please call 1-800-548-1942 or write to the above address and a copy of the cancelled check will be forwarded as soon as it is received.




s/ Bernard B. Klawans
President and Director